SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. N/A)

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FIRST RELIANCE BANCSHARES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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First Reliance Bancshares, Inc.

2170 W. Palmetto Street
Florence, South Carolina 29501
(843) 656-5000

December __, 2008

Dear Fellow Shareholders:

We cordially invite you to attend a special meeting of the shareholders of First Reliance Bancshares, Inc. called by the Board of Directors. The special meeting will be held at ______ -__.m., local time, on [__________], 2009 at our Learning Center, 2148 West Palmetto Street in Florence. The formal notice of the special meeting and the proxy statement and proxy card follow this letter.

At the special meeting, we are asking you to approve an amendment to our Articles of Incorporation to authorize the issuance of preferred stock. We, like other financial institutions, continue to experience extremely challenging economic and financial market conditions. While our capital ratios remain strong, the outlook for continuing weak economic conditions requires us take all necessary steps to achieve even higher capital levels that will position First Reliance Bank to remain strong throughout the remainder of this crisis and poised to resume growth when the economy regains its footing. If this amendment is approved, we will have broader options to seek additional capital, including a possible investment by the U.S. Treasury under the Emergency Economic Stabilization Act. On October 14, 2008, the U.S. Treasury announced it was prepared to invest $125 billion dollars in preferred stock of certain financial institutions. This capital purchase program is designed to provide banks with a source of new capital on favorable terms and without being overly dilutive to shareholders. It is being widely used by healthy banks of all sizes throughout the country. Because our Articles of Incorporation currently do not authorize us to issue preferred stock, you must approve this amendment in order for us to participate in the program.

The approval of this amendment requires the affirmative vote of shares representing at least 66 2/3% of all of our issued and outstanding common stock, which is a very significant threshold. Therefore, no matter your level of ownership, or whether or not you plan to attend this meeting in person, it is very important that your shares be voted at the special meeting. To make sure your shares are represented, we urge you to vote promptly. You may submit a proxy by mail by completing, signing and dating the enclosed proxy card and returning it promptly in the enclosed envelope.

The board of directors unanimously recommends a vote “for” the amendment to the Articles of Incorporation to authorize the issuance of preferred stock.

We are gratified by your continued interest in us and are pleased that so many of you have voted your shares in the past. We look forward to seeing you at the special meeting.

Sincerely,

F.R. Saunders, Jr.
President and Chief Executive Officer

FIRST RELIANCE BANCSHARES, INC.
2170 W. Palmetto Street
Florence, South Carolina 29501
(843) 656-5000

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ____________ __, 2009

Notice is hereby given that a Special Meeting of Shareholders of First Reliance Bancshares, Inc. will be held at First Reliance Bank - Learning Center, 2148 West Palmetto Street in Florence, South Carolina, on ________, _________ __, 2009, at 4:00 p.m. local time.

The Special Meeting has been called by the Board of Directors for the following purposes:

(1)
To approve a proposal to amend First Reliance Bancshares’s Articles of Incorporation to authorize a class of ten million (10,000,000) shares of preferred stock, no par value. A copy of the Amendment is set forth in Appendix A to this Proxy Statement.

(2)
To grant management of First Reliance Bancshares the authority to adjourn the Special Meeting to another time and date in order to allow the Board of Directors to solicit additional proxies or attendance at the Special Meeting.

(3)	To transact any other business that may properly come before the Special Meeting or any adjournment of the Special Meeting.

The enclosed Proxy Statement explains the proposals in greater detail. We urge you to review these materials carefully.

Any action may be taken on any one of the foregoing proposals at the Special Meeting on the date specified above or on any date or dates to which, by original or later adjournments, the Special Meeting may be adjourned. Shareholders of record at the close of business on November 17, 2008 will be entitled to vote at the Special Meeting and any adjournments thereof.

Your are requested to fill in and sign the enclosed form of Proxy Card that is solicited by the Board of Directors, and promptly to mail the Proxy Card in the enclosed envelope as described in the attached Proxy Statement. The Proxy Card will not be used if you attend and choose to vote in person at the Special Meeting.

By Order of the Board of Directors,

/s/ F.R. Saunders, Jr.
F.R. Saunders, Jr.
President and Chief Executive Officer

________ __, ____

PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY TO FIRST RELIANCE BANCSHARES IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD. IF WE DO NOT RECEIVE ENOUGH PROXY VOTES BY ________ YOU MAY BE CONTACTED BY PHONE BY A REPRESENTATIVE OF INVESTORCOM WHO WILL ASK YOU TO RESPOND.

PROXY STATEMENT FOR THE
SPECIAL MEETING OF SHAREHOLDERS OF
FIRST RELIANCE BANCSHARES, INC.
________ __, 2009

INTRODUCTION

General

This Proxy Statement is being furnished to our shareholders in connection with the solicitation of proxies by our Board of Directors from holders of our common stock, $0.01 par value, for use at the Special Meeting of Shareholders of First Reliance Bancshares, Inc. to be held at First Reliance Bank - Learning Center, 2148 West Palmetto Street in Florence, South Carolina, on _______, ________ __, 2009, at 4:00 p.m. local time, and at any adjournments or postponements thereof. Unless otherwise clearly specified, all references to “First Reliance,” “we,” “us,” and “our” refer to First Reliance Bancshares, Inc. and its subsidiary, First Reliance Bank.

The Special Meeting is being held to consider and vote upon the proposals summarized under “Summary of Proposals” below and described in greater detail in this Proxy Statement. Our Board of Directors knows of no other business that will be presented for consideration at the Special Meeting other than the matters described in this Proxy Statement.

These proxy materials were first mailed to our shareholders on or about December __, 2008.

The principal executive offices of First Reliance Bancshares, Inc. are located at 2170 W. Palmetto Street Florence, South Carolina 29501, and our telephone number is (843) 656-5000.

Summary of Proposals

The proposal to be considered at the Special Meeting may be summarized as follows:

Proposal One. To approve a proposal to amend First Reliance Bancshares’s Articles of Incorporation to authorize a class of ten million (10,000,000) shares of preferred stock, no par value. A copy of the Amendment is set forth in Appendix A to this Proxy Statement.

Proposal Two. To grant management of First Reliance Bancshares the authority to adjourn the Special Meeting to another time and date in order to allow the Board of Directors to solicit additional proxies or attendance at the Special Meeting.

Additionally, the Special Meeting presents the opportunity to transact any other business that may properly come before the Special Meeting or any adjournment of the Special Meeting.

Quorum and Voting Requirements

Holders of record of common stock as of the Record Date, defined below, are entitled to one vote per share on each matter to be considered and voted upon at the Special Meeting. To hold a vote on any proposal, a quorum must be present with respect to that proposal. If a quorum is not present in person or by valid proxy, then a majority of the shares present in person or by valid proxy may recess and reconvene the Special Meeting from time to time. A quorum will be present at the Special Meeting if a majority of the outstanding shares of common stock are represented in person or by valid proxy. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

A shareholder who is present in person or by proxy at the Special Meeting and who abstains from voting on any or all proposals will be included in the number of shareholders present at the Special Meeting for the purpose of determining the presence of a quorum. Abstentions do not count as votes in favor of or against a given proposal unless the proposal being voted upon requires the affirmative vote of at least a specific percentage of the shares outstanding and entitled to vote. In such a case, abstentions will count as votes against the proposal.

Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies for which brokers fail to vote on one or more proposals are referred to as “broker non-votes” with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum. A broker non-vote, however, does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority unless the matter being voted upon requires the affirmative vote of at least a specific percentage of the shares outstanding and entitled to vote. In such a case, broker non-votes will count as votes against the proposal.

Proposal One, relating to the amendment to First Reliance’s Articles of Incorporation (the “Amendment Proposal”), requires approval by two-thirds (66.7%) of the shares outstanding as of the Record Date and entitled to be voted at the Special Meeting. Accordingly, abstentions and broker non-votes will have the effect of a vote against this proposal.

Proposal Two, relating to the authority of First Reliance to adjourn the Special Meeting (the “Adjournment Proposal”), requires that the number of shares voted in favor of the proposal exceed the number of shares voted against the proposal. Accordingly, abstentions and broker non-votes will have no effect on the outcome of voting on this proposal.

Approval of any other matter properly presented for shareholder approval will require that the number of shares voted in favor of the proposal exceed the number of shares voted against the proposal, provided a quorum is present. We know of no other matters that may be brought before the Special Meeting. If, however, any matter (other than the two proposals or a matter incident thereto) of which we do not have reasonable prior notice properly comes before the Special Meeting, the persons appointed as proxies will vote on the matter in accordance with their best judgment.

Record Date, Solicitation, and Revocability of Proxies

Our Board of Directors has fixed the close of business on ________ __, 2008 as the record date (“Record Date”) for determining the shareholders entitled to notice of, and to vote at, the Special Meeting. Accordingly, only holders of record of shares of common stock on the Record Date will be entitled to notice of, and to vote at, the Special Meeting. At the close of business on the Record Date, there were 3,523,921 shares of common stock issued and outstanding, which were held by approximately 1,327 holders of record.

Each copy of this Proxy Statement mailed to shareholders is accompanied by a Proxy Card with instructions for voting by mail. Please complete and return the Proxy Card accompanying this Proxy Statement to ensure that your vote is counted at the Special Meeting, or at any adjournment or postponement of the Special Meeting, regardless of whether you plan to attend the Special Meeting.

The presence of a shareholder at the Special Meeting will not automatically revoke that shareholder’s proxy. However, a shareholder may revoke a proxy at any time prior to its exercise by doing any of the following:

•
submitting a written revocation prior to the Special Meeting to First Reliance Bancshares, Inc., Inc., 2170 W. Palmetto Street Florence, South Carolina 29501, Attention: F.R. Saunders, Jr., President and Chief Executive Officer;

•	submitting another duly executed proxy by mail that is dated later than the original proxy; or

•	attending the Special Meeting and voting in person.

If your shares are held by a broker or bank, you must follow the instructions on the form you receive from your broker or bank with respect to changing or revoking your proxy.

The shares represented by any Proxy Card that is properly executed and received by First Reliance in time to be voted at the Special Meeting will be voted in accordance with the instructions that are marked on the Proxy Card. If you execute your proxy but do not provide First Reliance with any voting instructions, then your shares will be voted “FOR” the Amendment Proposal, “FOR” the Adjournment Proposal, and in accordance with the best judgment of the persons appointed as proxies as to all other matters properly brought before the Special Meeting. No proxy that is marked specifically AGAINST the Amendment Proposal will be voted in favor of the Adjournment Proposal unless the proxy is marked specifically FOR the Adjournment Proposal.

First Reliance will pay the expenses of soliciting proxies for this Special Meeting. First Reliance has retained InvestorCom to assist in the solicitation of proxies for a fee of approximately $6,500. In addition, certain directors, officers, and employees of First Reliance may personally, or by telephone or other electronic means, solicit proxies for the Special Meeting from shareholders without additional remuneration for soliciting such proxies. We also will provide persons, firms, banks, and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, proxy materials for transmittal to such beneficial owners and will reimburse such record owners for their expense in taking such actions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of First Reliance’s common stock as of December 4, 2008 by (1) each of our current directors and director nominees; (2) each executive officer named in the Summary Compensation Table included in the proxy statement for our last annual meeting (“named executive officers”); (3) all of our present executive officers and directors as a group; and (4) each person or entity known to us to be the beneficial owner of more than 5% of our outstanding common stock, based on the most recent Schedules 13G and 13D filed with the U.S. Securities and Exchange Commission (the “SEC”) and the information contained in those filings. Unless otherwise indicated, the address for each person included in the table is c/o First Reliance Bancshares, Inc., Inc., 2170 W. Palmetto Street Florence, South Carolina 29501 .

Information relating to beneficial ownership of our common stock is based upon “beneficial ownership” concepts described in the rules issued under the Securities Exchange Act of 1934, as amended. Under these rules a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose or to direct the disposition of the security. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any security as to which that person has the right to acquire beneficial ownership within sixty (60) days from December 4, 2008.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Shares Beneficially Owned (2)
Directors & Named Executive Officers
Leonard A. Hoogenboom	21,545	(3)	*
John M. Jebaily	15,480		*
Andrew G. Kampiziones	16,850		*
C. Dale Lusk, M.D.	27,500		*
Jeffrey A. Paolucci	44,426	(4)	1.25%
A. Dale Porter	124,019	(5)	3.52%
F.R. Saunders, Jr.	238,426	(6)	6.56%
Paul C. Saunders	195,764	(7)	5.37%
J. Munford Scott, Jr.	6,437	(8)	*
T. Daniel Turner	84,500	(9)	2.40%
A. Joe Willis	49,500	(10)	1.40%
Non-Director Named Executive Officers
Thomas C. Ewart, Sr.	17,991	(11)	*
Directors and Executive Officers, as a Group (13 persons)	850,443	(12)	22.50%
Other 5% Shareholders:
Service Capital Partners, LP, Service Capital Advisors, LLC, and Doris Wiley(13)	348,203		9.88%

*	Less than 1% of outstanding shares.

(1)
Information relating to beneficial ownership of the First Reliance is based upon “beneficial ownership” concepts set forth in the rules promulgated under the Securities Exchange Act. Some or all of the shares may be subject to margin accounts.

(2)
The percentage of our common stock beneficially owned was calculated based on 3,523,921 shares of common stock issued and outstanding as of September 30, 2008 . The percentage assumes the exercise by the shareholder or group named in each row of all options for the purchase of our common stock held by such shareholder or group and exercisable within 60 days of September 30, 2008.

(3)	Includes 2,440 shares held by Mr. Hoogenboom’s spouse and 680 shares held as custodian for Mr. Hoogenboom’s two grandchildren.

(4)	Includes 2,342 shares of unvested restricted stock, 512 shares held by Mr. Paolucci’s spouse, and 20,000 shares underlying vested options held by Mr. Paolucci.

(5)	Includes 245 shares held by Mr. Porter’s spouse.

(6)
Includes 4,727 shares of unvested restricted stock, 850 shares held by Mr. Saunders’s children, 10,442 shares held by Mr. Saunders’s spouse, and 109,971 shares underlying vested options held by Mr. Saunders.

(7)	Includes 174 shares of unvested restricted stock and 120,871 shares underlying vested options held by Mr. Saunders.

(8)	Includes 437 shares held by Mr. Scott’s spouse.

(9)	Includes 1,000 shares held by Mr. Turner as custodian for a grandchild.

(10)	Includes 49,300 shares held by Mr. Willis’s spouse.

(11)	Includes 1,140 shares of unvested restricted stock and 5,205 shares underlying vested options held by Mr. Ewart.

(12)	Includes 256,047 underlying vested options held by reporting persons.

(13)	The principal business office of Service Capital Partners, LP, Service Capital Advisors, LLC, and Doris Wiley is 1700 Pacific Avenue, Suite 2000, Dallas, Texas 75201.

PROPOSAL 1: AMENDMENT TO THE ARTICLES OF INCORPORATION

TO AUTHORIZE PREFERRED STOCK

Description of and Reasons for the Proposal

The Board of Directors has approved, subject to receiving shareholder approval, an amendment to First Reliance’s Articles of Incorporation to authorize a class of 10,000,000 shares of preferred stock, no par value. A copy of the amendment is set forth in Appendix A to this proxy statement. The Articles of Incorporation currently authorize only 20,000,000 shares of common stock, $0.01 par value. The amendment will vest in the Board the authority to determine the terms of one or more series of preferred stock, including the preferences, rights, and limitations of each series.

Provisions in a corporation’s articles of incorporation authorizing preferred stock in this manner are often referred to as “blank check” provisions because they give a board of directors the flexibility, at any time or from time to time, without further shareholder approval (except as may be required by applicable laws, regulatory authorities, or the rules of any stock exchange on which the corporation’s securities are then listed), to create one or more series of preferred stock and to determine the terms of each such series. The authority of the board of directors with respect to each series, without limitation, includes a determination of the following: (a) the number of shares to constitute the series, (b) the liquidation rights, if any, (c) the dividend rights and rates, if any, (d) the rights and terms of redemption, (e) the voting rights, if any, which may be full, special, conditional, or limited, (f) whether the shares will be convertible or exchangeable into securities of the company, and the rates thereof, if any, (g) any limitations on the payment of dividends on the common stock while any series is outstanding, (h) any other provisions that are not inconsistent with the articles of incorporation, and (i) any other preference, limitations, or rights that are permitted by law.

The Board believes that the flexibility to issue preferred stock can enhance the Board’s arm’s-length bargaining capability on behalf of First Reliance’s shareholders in a takeover situation. However, under some circumstances, the ability to designate the rights of, and issue, preferred stock could be used by the Board to make a change in control of First Reliance more difficult. The Board of Directors has no present intention of issuing any preferred stock for any defensive or anti-takeover purpose, for the purpose of implementing any shareholder rights plan, or with features specifically intended to make any attempted acquisition of First Reliance more difficult or costly. The Board of Directors could, in the exercise of its fiduciary duties, determine to issue preferred stock for such purposes in the future. The Board of Directors may also issue preferred stock for capital-raising activities or other corporate purposes that have the effect of making an acquisition of First Reliance materially more difficult or costly, as could be the case if the Board of Directors were to issue additional common stock for such purposes. At this time, the only issuance of preferred stock contemplated by the Board of Directors is the potential issuance of preferred stock in the TARP Capital Purchase Program described below, which is intended for capital raising purposes only. For additional information on anti-takeover provisions associated with our capital stock, see “Anti-Takeover Provisions of the Articles of Incorporation and Bylaws.”

The rights of the holders of First Reliance’s common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. To the extent that dividends will be payable on any issued shares of preferred stock, the result would be to reduce the amount otherwise available for payment of dividends on outstanding shares of common stock and there might be restrictions placed on First Reliance’s ability to declare dividends on the common stock or to repurchase shares of common stock. The issuance of preferred stock having voting rights would dilute the voting power of the holders of common stock.

To the extent that Preferred Stock is made convertible into shares of common stock, the effect, upon such conversion, would also be to dilute the voting power and ownership percentage of the holders of common stock. In addition, holders of preferred stock would normally receive superior rights in the event of any dissolution, liquidation, or winding-up of First Reliance, thereby diminishing the rights of the holders of common stock to distribution of First Reliance’s assets. To the extent that preferred stock is granted preemptive rights, it would entitle the holder to a preemptive right to purchase or subscribe for additional shares of First Reliance.

The Board does not have any plans calling for the issuance of preferred stock at the present time, other than the possible sale of preferred stock to the U.S. Department of the Treasury (the “Treasury”) in connection with the Troubled Asset Relief Program (“TARP”) Capital Purchase Program described below.

As described in more detail below, First Reliance has applied to participate in the TARP Capital Purchase Program. While filing an application does not obligate us to participate in the Program, the Board of Directors anticipates that it will elect to do so if the application is approved. First Reliance cannot participate in the TARP Capital Purchase Program if the proposed amendment to the Articles of Incorporation is not approved. The Treasury’s requirements regarding the terms of the preferred stock and warrants are largely non-negotiable and, in some respects, are still being refined as implementation of the Program proceeds. Accordingly, in order to participate in the TARP Capital Purchase Program, the Board of Directors must have the flexibility to issue preferred stock that will be provided by the proposed amendment to the Articles of Incorporation. Moreover, the Board believes that the authorization to issue preferred stock will provide First Reliance with greater flexibility in meeting future capital requirements by creating series of preferred stock customized to meet the needs of particular transactions and prevailing market conditions. Series of preferred stock would also be available for issuance from time to time for any other proper corporate purposes, including in connection with strategic alliances, joint ventures, or acquisitions. The Board of Directors remains committed to the long term enhancement of common shareholder value.

The TARP Capital Purchase Program

On October 14, 2008, the Treasury announced the TARP Capital Purchase Program. This Program was instituted by the Treasury pursuant to the Emergency Economic Stabilization Act of 2008 (“EESA”), which provides up to $700 billion to the Treasury to, among other things, take equity ownership positions in financial institutions. The minimum investment amount is 1% of an institution’s risk-weighted assets. The maximum amount is the lesser of $25 billion or 3% of its risk-weighted assets. The TARP Capital Purchase Program is intended to encourage financial institutions in the United States to build capital and thereby increase the flow of financing to businesses and consumers.

Under the TARP Capital Purchase Program, the Treasury will purchase shares of senior preferred stock from banks, bank holding companies, and other financial institutions (“TARP Preferred Shares”). TARP Preferred Shares will qualify as Tier 1 capital for regulatory purposes and rank senior to a participating institution’s common stock. TARP Preferred Shares will pay a cumulative dividend of 5% per annum for the first five years they are outstanding and thereafter at a rate of 9% per annum. TARP Preferred Shares generally will be non-voting, but will have limited voting rights on matters that could adversely affect the shares. After three years, TARP Preferred Shares will be callable at 100% of the issue price plus any accrued and unpaid dividends. Prior to the end of three years, the TARP Preferred Shares may be redeemed with the proceeds from a qualifying equity offering of any Tier 1 perpetual preferred or common stock. The Treasury’s consent will be required for any increase in dividends on common stock or certain repurchases of common stock until the third anniversary of the date of the Treasury’s investment unless prior to such third anniversary either the TARP Preferred Shares are redeemed in whole or the Treasury has transferred all the TARP Preferred Shares to third parties.

Institutions that participate in the TARP Capital Purchase Program must issue to the Treasury warrants to purchase additional shares of preferred stock with an aggregate market price equal to 5% of the TARP Preferred Shares purchased by the Treasury. The exercise price of the warrants will be $0.01 per share. The Treasury has indicated that it intends to exercise the warrants immediately following their issuance. The preferred shares issuable upon exercise of the warrants (the "TARP Warrant Shares") will have the same rights, preferences, privileges, voting rights and other terms as TARP Preferred Shares except that (1) the TARP Warrant Shares will pay dividends at a rate of 9% per annum as (2) the TARP Warrant Shares may not be redeemed untill all of the TARP Preferred Shares have been redeemed.

Institutions that participate in the TARP Capital Purchase Program and their senior executive officers must agree to comply with the standards for executive compensation and corporate governance set forth in Section 111 of EESA for the period during which the Treasury holds preferred stock or warrants issued under the Program. Specifically, participating institutions must:

•	ensure that incentive compensation to senior executives does not encourage unnecessary and excessive risk taking;

•	implement a required “clawback” of any bonus or incentive compensation based on statements of earnings, gains, or other criteria that are later proven to be materially inaccurate;

•	not make any “golden parachute payments” to senior executives; and

•	agree not to deduct for tax purposes any annual executive compensation in excess of $500,000.

The description above of the TARP Preferred Shares and related elements of the TARP Capital Purchase Program is intended only to summarize the Program. See Appendix B for the Summary of Preferred Terms and Summary of Warrant Terms as published by the Treasury for non-public qualifying financial institutions, excluding S corporations and mutual organizations.

First Reliance’s TARP Application

First Reliance filed an application on November 12, 2008 to participate in the TARP Capital Purchase Program, seeking a $14.9 million investment, the maximum permitted under the Program. For First Reliance, the minimum amount would be approximately $4.9 million. While filing an application does not obligate us to participate in the Program, the Board of Directors anticipates that it will elect to do so if the application is approved. If the Treasury were to deny First Reliance’s application or reduce the amount of capital available to First Reliance under the Capital Purchase Program, management does not believe that First Reliance’s liquidity, capital resources, or results of operations would be materially affected.

The primary effect of a TARP Capital Purchase Program investment in First Reliance would be to materially increase our regulatory capital ratios. The following table presents our actual capital ratios as of September 30, 2008 and our capital ratios on a pro forma basis to illustrate the effects of issuing TARP Preferred Stock at the maximum and minimum Program levels.

Regulatory Capital Ratios	September 30, 2008 Actual	Pro Forma as of September 30, 2008 Assuming Sale of $4.9 Million of Preferred Stock Pursuant to the Program	Pro Forma as of September 30, 2008 Assuming Sale of $14.9 Million of Preferred Stock Pursuant to the Program

Tier I Leverage Ratio	8.63%	9.40%	10.91%
Tier I Risk Based Ratio	10.09%	11.07%	13.01%
Total Risk Based Ratio	11.34%	12.31%	14.25%

If First Reliance sells the maximum amount of preferred stock authorized under the TARP Capital Purchase Program, then we estimate that warrants to purchase approximately 745 shares of TARP Warrant Shares would be issued to the Treasury.

To ensure compliance with the executive compensation imposed by the TARP Capital Purchase Program, First Reliance plans to enter into agreements with its senior executive officers who would be subject to the limitations. First Reliance anticipates that its senior executive officers will execute the agreements in the event that First Reliance’s participation in the Capital Purchase Program is approved.

At September 30, 2008, First Reliance and its bank subsidiary had capital ratios in excess of those required to be considered “well-capitalized” under banking regulations. Nevertheless, the Board believes it is prudent for First Reliance to apply for capital available under the TARP Capital Purchase Program because (i) it believes that the cost of capital under this Program is significantly lower than the cost of capital otherwise available to First Reliance at this time, and (ii) despite being well-capitalized, additional capital under the Treasury’s Program would provide First Reliance and its bank subsidiary additional flexibility to meet future capital needs that may arise. Specifically, if First Reliance receives the $14.9 million of capital that it applied for under the TARP Capital Purchase Program, then First Reliance plans to contribute $11.1 million to its bank subsidiary and to retain the remainder of the proceeds at the parent company level for general corporate purposes. If First Reliance receives the minimum $4.97 million available to it under the TARP Capital Purchase Program, it plans to contribute $3.7 million to its bank subsidiary and retain the remainder of the proceeds at the parent company level as described above. In either case, First Reliance’s bank subsidiary intends to use the additional capital to fund prudent loan growth in its markets and to further strengthen its capital position.

Pro Forma Financial Information

The following unaudited pro forma financial information of First Reliance as of and for the fiscal year ended December 31, 2007 and the nine months ended September 30, 2008 show the effects of a minimum of $4.9 million and a maximum of $14.9 million of TARP Preferred Shares issued to the Treasury pursuant to the Program for non-public financial institutions.  We have presented this financial information under two different scenarios:

o
The minimum investment, which assumes the issuance under the Program of 4,900 shares of TARP Preferred Shares at $1,000 per share and the issuance of a warrant to purchase TARP Warrant Shares with an aggregate liquidation preference equal to 5% of the investment, or 245 additional shares at an exercise price of $0.01 per share, and

o
The maximum investment, which assumes the issuance under the Program of 14,900 shares of TARP Preferred Shares at $1,000 per share and the issuance of a warrant to purchase TARP Warrant Shares with an aggregate liquidation preference equal to 5% of the investment, or 745 additional shares at an exercise price of $0.01 per share.

The TARP Preferred Shares will pay cumulative dividends at a rate of 5% per annum for the first five years and 9% per annum thereafter.  The cash proceeds from the investment are reflected in the balance sheets as a reduction of borrowings and the associated reduction in the interest expense, net of tax, is included in the income statements.  The effective dividend on TARP Preferred Shares in the following pro forma financial information includes amortization of the discount over a five-year period using the effective yield method and dividends on both the TARP Preferred Shares at 5% and on the TARP Warrant Shares at 9%.

There is the possibility that participation in the Program will impact future net income available to our common shareholders due to future dividends and accretion charges related to the preferred stock issued to the Treasury.  The pro forma financial data presented below may change materially under either the minimum investment or maximum investment scenario based on the actual proceeds received under the Program if our application is approved by Treasury, the timing and utilization of the proceeds, as well as certain other factors including the discount rate used to determine the fair value of the TARP Preferred Shares.  Accordingly, we can provide no assurance that the minimum or maximum investment pro forma scenarios included in the consolidated financial data will ever be achieved.  We have included the following unaudited pro forma consolidated financial data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the proposals to amend our Articles of Incorporation.

This financial date should be read in conjunction with our audited financial statements and the related notes as filed as part of our Annual Report on Form 10-K for the year ended December 31, 2007, and our unaudited consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10Q for the quarter ended September 30, 2008.

	As of September 30, 2008
	Actual	As Adjusted	As Adjusted
	(Unaudited)	(Minimum) (2)	(Maximum) (2)
Balance Sheet data:

ASSETS

Cash and due from banks (1)	$5,928,325	$5,928,325	$5,928,325
Securities and other interest earning assets	60,905,131	60,905,131	60,905,131
Loans, net	464,702,919	464,702,919	464,702,919
Other assets	42,137,307	42,137,307	42,137,307

Total assets	$573,673,682	$573,673,682	$573,673,682

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	447,558,635	447,558,635	447,558,635
Borrowings	75,865,414	70,965,414	60,965,414
Subordinated debentures	10,310,000	10,310,000	10,310,000
Other liabilities	1,984,590	1,984,590	1,984,590

Total liabilities	535,718,639	535,718,639	535,718,639

Shareholders' equity:
Senior preferred stock (1)	-	4,900,000	14,900,000
Warrant preferred stock (1)	-	245,000	745,000
Discount on senior preferred stock (3)	-	(278,000)	(845,000)
Premium on warrant preferred stock (3)	-	33,000	100,000
Common stock	35,239	35,239	35,239
Nonvested restricted stock	(247,637)	(247,637)	(247,637)
Capital surplus	26,114,785	26,114,785	26,114,785
Treasury stock	(155,259)	(155,259)	(155,259)
Retained earnings	13,488,095	13,488,095	13,488,095
Accumulated other comprehensive loss	(1,280,180)	(1,280,180)	(1,280,180)

Total shareholders' equity	37,955,043	42,855,043	52,855,043

Total liabilities and shareholders' equity	$573,673,682	$578,573,682	$588,573,682

Capital Ratios:
Tier 1 leverage ratio	8.63%	9.40%	10.91%

Tier 1 risk-based capital ratio	10.09%	11.07%	13.01%

Total risk-based capital ratio	11.34%	12.31%	14.25%

(1)
The pro forma financial information reflects the issuance of a minimum of $4,900,000 and a maximum of $14,900,000 of TARP Preferred Shares, with the proceeds reducing borrowings.  The proforma balance of preferred stock also includes a minimum par value of $245,000 and a maximum of $745,000 of TARP Warrant Shares resulting from the exercise of warrants, yielding negligible cash proceeds.

(2)	The balance sheet data gives effect to the issuance of the TARP Preferred Shares as of the balance sheet date.

(3)
Under the Program for non-public financial institutions, we will be required to issue to Treasury a warrant to acquire additional preferred shares equal to 5% of the amount of TARP Preferred Shares purchased by the Treasury.  The warrant is exercisable at $.01 per share, which would generate virtually no proceeds to First Reliance.  The Program terms also provide that the warrant will be exercised immediately upon issuance of the TARP Preferred Shares and the Treasury has indicated its intent to exercise such warrants immediately following issuance. The TARP Warrant Shares carry a dividend rate of 9% from the date of issuance, which differs from the dividend on the TARP Preferred Shares of 5% for the first five years and then 9% thereafter.  Using the assumption of the issuance of $14.9 million of TARP Preferred Shares, a warrant for an additional $745,000 TARP Warrant Shares would be issued and exercised immediately, with essentially no additional proceeds to our company upon exercise.  As a result, we would record total TARP Preferred Shares at their redemption value of $14.9 million, additional TARP Warrant Shares issuable upon exercise of a warrant of $745,000, a discount of $845,000 on the TARP Preferred Shares and a premium of $100,000 related to the TARP Warrant Shares.  This issuance results in an initial net increase in equity of $14.9 million representing the cash proceeds from issuance of the TARP Preferred Shares.  The accretion of the discount resulting from the issuance of the TARP Preferred Shares would extend over five years and be recorded as an increase in dividends and corresponding decrease in net income available to common shareholders.  The amortization of the premium resulting from the issuance of the TARP Warrant Shares would extend over five years and be recorded as an decrease in dividends and corresponding increase in net income available to common shareholders.

	As of December 31, 2007
		As Adjusted	As Adjusted
	Actual (1)	(Minimum) (2)	(Maximum) (2)
Balance Sheet data:

ASSETS

Cash and due from banks (2)	$7,164,650	$7,164,650	$7,164,650
Securities and other interest earning assets	62,510,713	62,510,713	62,510,713
Loans, net	482,467,933	482,467,933	482,467,933
Other assets	39,560,916	39,560,916	39,560,916

Total assets	$591,704,212	$591,704,212	$591,704,212

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	449,497,715	449,497,715	449,497,715
Borrowings	93,286,754	88,386,754	78,386,754
Subordinated debentures	10,310,000	10,310,000	10,310,000
Other liabilities	1,581,839	1,581,839	1,581,839

Total liabilities	554,676,308	549,776,308	539,776,308

Shareholders' equity:
Senior preferred stock (2)	-	4,900,000	14,900,000
Warrant preferred stock (2)	-	245,000	745,000
Discount on senior preferred stock (4)	-	(278,000)	(845,000)
Premium on warrant preferred stock (4)	-	33,000	100,000
Common stock	34,946	34,946	34,946
Nonvested restricted stock	(152,762)	(152,762)	(152,762)
Capital surplus	25,875,012	25,875,012	25,875,012
Treasury stock	(145,198)	(145,198)	(145,198)
Retained earnings	11,417,275	11,417,275	11,417,275
Accumulated other comprehensive loss	(1,369)	(1,369)	(1,369)

Total shareholders' equity	37,027,904	41,927,904	51,927,904

Total liabilities and shareholders' equity	$591,704,212	$591,704,212	$591,704,212

(1)	Derived from audited financial statements.

(2)
The pro forma financial information reflects the issuance of a minimum of $4,900,000 and a maximum of $14,900,000 of TARP Preferred Shares, with the proceeds reducing borrowings.  The pro forma balance of preferred stock also includes a minimum par value of $245,000 and a maximum of $745,000 of TARP Warrant Shares resulting from the exercise of warrants, yielding negligible cash proceeds.

(3)	The balance sheet data gives effect to the issuance of the TARP Preferred Shares as of the balance sheet date.

(4)
Under the Program for non-public financial institutions, we will be required to issue to Treasury a warrant to acquire additional preferred shares equal to 5% of the amount of TARP Preferred Shares purchased by the Treasury.  The warrant is exercisable at $.01 per share, which would generate virtually no proceeds to First Reliance.  The Program terms also provide that the warrant will be exercised immediately upon issuance of the TARP Preferred Shares and the Treasury has indicated its intent to exercise such warrants immediately following issuance. The TARP Warrant Shares carry a dividend rate of 9% from the date of issuance, which differs from the dividend on the TARP Preferred Shares of 5% for the first five years and then 9% thereafter.  Using the assumption of the issuance of $14.9 million of TARP Preferred Shares, a warrant for an additional $745,000 TARP Warrant Shares would be issued and exercised immediately, with essentially no additional proceeds to our company upon exercise.  As a result, we would record total TARP Preferred Shares at their redemption value of $14.9 million, additional TARP Warrant Shares issuable upon exercise of a warrant of $745,000, a discount of $845,000 on the TARP Preferred Shares and a premium of $100,000 related to the TARP Warrant Shares.  This issuance results in an initial net increase in equity of $14.9 million representing the cash proceeds from issuance of the TARP Preferred Shares.  The accretion of the discount resulting from the issuance of the TARP Preferred Shares would extend over five years and be recorded as an increase in dividends and corresponding decrease in net income available to common shareholders.  The amortization of the premium resulting from the issuance of the TARP Warrant Shares would extend over five years and be recorded as an decrease in dividends and corresponding increase in net income available to common shareholders.

	For the Nine Months Ended September 30, 2008
	Actual	As Adjusted	As Adjusted
	(Unaudited)	(Minimum) (1)	(Maximum) (1)
Income Statement data:

Total interest income (2)	$28,169,083	$28,169,083	$28,169,083
Total interest expense	13,469,729	13,469,729	13,469,729

Net interest income	14,699,354	14,699,354	14,699,354
Provision for loan losses	1,757,364	1,757,364	1,757,364

Net interest income after provision for loan losses	12,941,990	12,941,990	12,941,990
Total non-interest income	3,893,453	3,893,453	3,893,453
Total non-interest expenses	13,941,367	13,941,367	13,941,367

Income before income taxes	2,894,076	2,894,076	2,894,076
Provision for income taxes	619,354	619,354	619,354

Net income	$2,274,722	$2,274,722	$2,274,722

Dividend on preferred stock		$(183,750)	$(558,750)

Amortization of discount on preferred stock		(36,400)	(111,005)

Effective dividend on preferred stock (4)		(220,150)	(669,755)

Dividend on warrant preferred		(16,538)	(50,288)

Accrection of premium on warrant preferred		4,200	12,665

Effective dividend on warrant preferred (4)		(12,338)	(37,623)

Increase in net income from assumed use in proceeds (1)		87,318	265,518

Net income available to common shareholders		$2,129,553	$1,832,863

Basic net income per common share	$0.65	$0.61	$0.52

Diluted net income per common share	$0.64	$0.60	$0.52

Weighted average basic shares outstanding	3,509,597	3,509,597	3,509,597

Weighted average diluted shares outstanding	3,531,198	3,531,198	3,531,198

(1)
Income statement data gives effect to the equity proceeds at the beginning of the period, and assumes the cash proceeds were used to reduce borrowings at the beginning of the period.  The reduction in interest expense on the assumed reduction is based on a 3.6% blended rate, reduced by income tax at 34%.  The actual impact to net interest income will be different because we expect to utilize a portion of the proceeds to reduce debt and fund loan growth.  It is also possible that a portion of the proceeds could be used in acquisitions of other institutions.

(2)	The funds received from the preferred stock issue are assumed to reduce borrowed funds. Subsequent redeployment of the funds is anticipated, but the timing of such redeployment is uncertain.

(3)	The issuance costs expected to be incurred are immaterial; therefore, no effect was given in the pro forma.

(4)
The effective dividend on TARP Preferred Shares includes amortization of the discount, accreted over a five-year period using the effective yield method with an effective yield of approximately 6% and dividends on TARP Preferred Shares at 5%.  The effective dividend on TARP Warrant Shares includes amortization of the premium, amortized over a five-year period using the effective yield method with an effective yield of approximately 6% and dividends on TARP Warrant Shares at 9%.

	For the Year Ended December 31, 2007
		As Adjusted	As Adjusted
	Actual (1)	(Minimum) (2)	(Maximum) (2)

Total interest income (3)	$37,540,487	$37,540,487	$37,540,487
Total interest expense	18,433,209	18,433,209	18,433,209

Net interest income	19,107,278	19,107,278	19,107,278
Provision for loan losses	1,643,100	1,643,100	1,643,100

Net interest income after provision for loan losses	17,464,178	17,464,178	17,464,178
Total non-interest income	5,301,799	5,301,799	5,301,799
Total non-interest expenses	18,961,275	18,961,275	18,961,275

Income before income taxes	3,804,702	3,804,702	3,804,702
Provision for income taxes	1,245,182	1,245,182	1,245,182

Net income	$2,559,520	$2,559,520	$2,559,520

Dividend on preferred stock		$(245,000)	$(745,000)

Amortization of discount on preferred stock		(48,300)	(147,510)

Effective dividend on preferred stock (5)		(293,300)	(892,510)

Dividend on warrant preferred		(22,050)	(67,050)

Accrection of premium on warrant preferred		5,600	16,390

Effective dividend on warrant preferred (5)		(16,450)	(50,660)

Increase in net income from assumed use in proceeds (2)		99,607	302,887

Net income available to common shareholders		$2,349,377	$1,919,237

Basic net income per common share	$0.74	$0.68	$0.55

Diluted net income per common share	$0.72	$0.66	$0.54

Average basic shares outstanding	3,466,008	3,466,008	3,466,008

Average diluted shares outstanding	3,536,961	3,536,961	3,536,961

(1)	Derived from audited consolidated financial statements.

(2)
The income statement data gives effect to the equity proceeds at the beginning of the period, and assumes the cash proceeds were used to reduce borrowings at the beginning of the period.  The reduction in interest expense on the assumed reduction is based on a 3.08% blended rate, reduced by income tax at 34%.  The actual impact to net interest income will be different because we expect to utilize a portion of the proceeds to reduce debt and fund loan growth.  It is also possible that a portion of the proceeds could be used in acquisitions of other institutions.

(3)
The funds received from the issuance of the TARP Preferred Shares are assumed to reduce borrowed funds. Subsequent redeployment of the funds is anticipated, but the timing of such redeployment is uncertain.

(4)	The issuance costs expected to be incurred are immaterial; therefore, no effect was given in the pro forma.

(5)
The effective dividend on the TARP Preferred Shares includes accretion of the discount over a five-year period using the effective yield method with an effective yield of approximately 7% and dividends on the TARP Preferred Shares at 5%.  The effective dividend on the TARP Warrant Shares includes amortization of the premium, amortized over a five-year period using the effective yield method with an effective yield of approximately 7% and dividends on TARP Warrant Shares at 9%.

We have included the unaudited pro forma consolidated financial data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the proposal to amend our Articles of Incorporation. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this Proxy Statement and those described under Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007, in Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and in our other reports filed with the SEC.

The Board recommends that shareholders vote FOR the Amendment Proposal.

PROPOSAL 2: TO AUTHORIZE MANAGEMENT TO ADJOURN
THE SPECIAL MEETING IF NECESSARY

If the number of shares of common stock present or represented at the Special Meeting and voting in favor of the Amendment Proposal is insufficient to approve the Amendment Proposal, then First Reliance’s management may move to adjourn the Special Meeting in order to enable the Board to continue to solicit additional proxies in favor of the Amendment Proposal. In that event, you will be asked only to vote upon the Adjournment Proposal but not the Amendment Proposal.

In this Adjournment Proposal, the Board is asking you to authorize the holder of any proxy solicited by the Board to vote in favor of adjourning the Special Meeting and any later adjournment under the circumstances described above. If the shareholders approve this Adjournment Proposal, then management could adjourn the Special Meeting (and any adjourned section of the Special Meeting) to use the additional time to solicit additional proxies in favor of the Amendment Proposal, including the solicitation of proxies from shareholders that have previously voted against the Amendment Proposal. Among other things, approval of the Adjournment Proposal could mean that even if proxies representing a sufficient number of votes against the Amendment Proposal have been received, management could adjourn the Special Meeting without a vote on the Amendment Proposal and seek to convince the holders of those shares to change their votes to vote in favor of the Amendment Proposal.

The Board believes that if the number of shares of common stock present or represented at the Special Meeting and voting in favor of the Amendment Proposal is insufficient to approve that proposal, it is in the best interests of First Reliance’s shareholders to enable the Board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the Amendment Proposal.

The Board recommends that shareholders vote FOR the Adjournment Proposal.

ANTI-TAKEOVER PROVISIONS OF SOUTH CAROLINA LAW
AND THE ARTICLES OF INCORPORATION

The provisions of South Carolina law summarized in the following paragraphs may have anti-takeover effects and may delay, defer, or prevent a tender offer, takeover attempt, or merger that a shareholder might consider to be in the shareholder’s best interest.

Merger, Share Exchange, Sale of Assets

South Carolina law provides that, with respect to any plan of merger or share exchange, our Board of Directors must recommend and submit the plan to a vote of our shareholders. For First Reliance to adopt the plan, the plan of merger or share exchange must be approved by at least two-thirds of our outstanding common shares.

With respect to any sale of all, or substantially all, of First Reliance’s property or assets, other than in the normal course of business, our Board of Directors must recommend the sale, and submit the plan, to a vote of our shareholders. To be effective, the sale of property or assets must be approved by at least two-thirds of our outstanding common shares.

Business Combinations

South Carolina’s Business Combinations statute prohibits a 10% or greater shareholder of a resident domestic corporation from entering into a “business combination” (defined in the statute) with the corporation for a period of two years following the date on which the shareholder became a 10% or greater shareholder, unless prior to the shareholder becoming a 10% or greater shareholder, the business combination was approved by a majority of the disinterested members of the corporation’s board of directors. This statute also prohibits a 10% or greater shareholder of a resident domestic corporation from entering, at any time, into a business combination with the corporation, unless certain approvals of the board of directors or disinterested shareholders are obtained, or unless the consideration given by the 10% or greater shareholder meets certain minimum-price standards that the statute sets forth.

This statute is designed to provide broad protection against unfriendly takeover attempts, but a South Carolina corporation may opt-out of the protection by including a provision to that effect in the corporation’s articles of incorporation. Our Articles of Incorporation do not contain an opt-out provision; therefore, the statute’s protections apply to us. The statute only applies to us for as long as we continue to have a class of voting shares registered under Section 12 of the Securities and Exchange Act of 1934.

Control Share Acquisitions

South Carolina’s Control Share Acquisitions statute precludes, under certain circumstances, a purchaser of shares of a South Carolina corporation from obtaining voting control of shares that exceed one of three voting thresholds (20%, 33 1/3%, or 50%), unless a majority of the disinterested shareholders entitled to vote accord voting power to the shares that exceed the threshold. A South Carolina corporation’s articles of incorporation or bylaws may permit the corporation to redeem the voting-control shares if the purchaser did not comply with certain statutory requirements or if the shareholders do not accord voting power to the voting-control shares. Neither our Articles of Incorporation nor our Bylaws permit us to redeem these voting-control shares. The statute only applies to us for as long as we continue to have a class of voting shares registered under Section 12 of the Securities and Exchange Act of 1934.

The provisions of South Carolina law described above, to the extent applicable, will have the general effect of discouraging or rendering more difficult unfriendly takeover or acquisition attempts. Consequently, such provisions would be beneficial to current management in an unfriendly takeover attempt but could have an adverse effect on shareholders who might wish to participate in such a transaction. However, First Reliance believes that such provisions are advantageous to the shareholders in that these provisions will (1) permit management and the shareholders to carefully consider and understand a proposed acquisition, (2) lead to higher offering prices, and (3) require a higher level of shareholder participation in the decision.

SHAREHOLDER PROPOSALS AND OTHER SHAREHOLDER COMMUNICATIONS

Shareholder Proposals

To be included in First Reliance’s annual proxy statement, shareholder proposals not relating to the election of directors must be received by First Reliance at least 120 days before the one-year anniversary of the mailing date for the prior year’s proxy statement, which in our case would require that proposals be submitted no later than December 30, 2008 for next year’s annual meeting. The persons named as proxies in First Reliance’s proxy statement for the meeting will, however, have discretionary authority to vote the proxies they have received as they see fit with respect to any proposals received less than 60 days prior to the meeting date. SEC Rule 14a-8 provides additional information regarding the content and procedure applicable to the submission of shareholder proposals.

Shareholder Communications

Shareholders wishing to communicate with the Board of Directors or with a particular director may do so in writing, addressed to the Board or to the particular director, and sending it to the Secretary of the Company at the Company’s principal office at 2170 W. Palmetto Street, Florence, South Carolina 29501. The Secretary will promptly forward such communications to the applicable director or to the Chairman of the Board for consideration at the next scheduled meeting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have elected to “incorporate by reference” into this Proxy Statement certain information that we have filed with the SEC. This means that we disclose important information to shareholders by referring the shareholders to another document. The information incorporated by reference into this Proxy Statement is an important part of this Proxy Statement and is considered to be part of this Proxy Statement from the date we file that information with the SEC. Any reports filed by us with the SEC after the date of this Proxy Statement will automatically update and, where applicable, supersede any information contained in this Proxy Statement or incorporated by reference into this Proxy Statement.

The following items in documents filed by First Reliance with the SEC are incorporated by reference into this Proxy Statement:

•	Items 7, 7A, 8, and 9 of First Reliance Bancshares, Inc.’s Annual Report on Form 10-K for the Year Ended December 31, 2007; and

•	Items 1, 2, and 3 of First Reliance Bancshares Inc.’s Quarterly Reports on Form 10-Q for the Quarters Ended March 31, 2008, June 30, 2008, and September 30, 2008.

A copy of any of the documents referred to above will be furnished, without charge, by writing to Jeffrey A. Paolucci, Chief Financial Officer of First Reliance, at 2170 West Palmetto Street, Florence, South Carolina 29501. The documents referred to above are also available from the Edgar filings that can be obtained through the SEC’s Internet Website (http://www.sec.gov).

WHERE YOU CAN FIND MORE INFORMATION

First Reliance is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (“SEC”). Such reports, proxy statements, and other information can be inspected and copied at the public reference facilities of the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. In addition, such reports, proxy statements, and other information are available from the Edgar filings that can be obtained through the SEC’s Internet Website (http://www.sec.gov).

FORWARD LOOKING STATEMENTS

Statements contained in this Proxy Statement that are not purely historical are forward-looking statements, including, but not limited to, statements regarding our expectations, hopes, beliefs, intentions, or strategies regarding the future. Actual results could differ materially from those projected in any forward-looking statements as a result of a number of factors, including those detailed in this proxy statement. The forward-looking statements are made as of the date of this proxy statement and we undertake no obligation to update or revise the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

We caution you not to place undo reliance on any forward-looking statements made by, or on behalf us in this proxy statement or in any of our filings with the SEC or otherwise. Additional information with respect to factors that may cause the results to differ materially from those contemplated by forward-looking statements is included in our current and subsequent filings with the SEC.

OTHER MATTERS

Management of First Reliance does not know of any matters to be brought before the Special Meeting other than those described above. If any other matters properly come before the Special Meeting, the persons designated as proxies will vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

/s/ F.R. Saunders, Jr.
F.R. Saunders, Jr.
President and Chief Executive Officer

________ __, ____

5300058/5

Appendix A
ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF FIRST RELIANCE BANCSHARES, INC.

Pursuant Section 33-10-106 of the 1976 South Carolina Code of Laws, as amended, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

1.

The name of the corporation is First Reliance Bancshares, Inc. (the “Corporation”).

2.

The date of incorporation of the Corporation is April 12, 2001.

3.

The registered agent’s name and address is

F.R. Saunders, Jr.
2170 West Palmetto Street
Florence, South Carolina 29501.

4.

At a board meeting held on November 7, 2008, the Board of Directors of the Corporation duly adopted the amendment set forth in Article 5 of these Articles of Amendment.

5.

Article Three of the Articles of Incorporation of the Corporation is hereby amended by deleting Article Three in its entirety and inserting in lieu thereof a new Article Three as follows:

(a) The total number of shares of capital stock which the corporation is authorized to issue is Thirty Million (30,000,000) shares, divided into Twenty Million (20,000,000) shares of common stock, $0.01 par value, and Ten Million (10,000,000) shares of preferred stock, no par value (the “Preferred Stock”). The shares of common stock shall have unlimited voting rights and shall be entitled, subject to any preferences of any Preferred Stock then outstanding, to receive the net assets of the Corporation upon dissolution.

(b) The Board of Directors of the corporation is authorized, subject to limitations prescribed by law and the provisions of this Article, to provide for the issuance of the shares of Preferred Stock in series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and relative rights of the shares of each such series and the qualifications, or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i)	The number of shares constituting that series and the distinctive designation of that series;

(ii)
The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

(iii)	Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv)
Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v)
Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

(vi)	Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(vii)
The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii)	Any other relative rights, preferences, and limitations of that series.

6.

At a special meeting of shareholders on December 30, 2008, the shareholders of the Corporation duly adopted the amendment set forth in Article 5 of these Articles of Amendment in accordance with the provisions of Section 33-10-103 of the South Carolina Business Corporation Act of 1988. At the date of adoption of the Amendment, the number of outstanding shares of each voting group entitled to vote on the Amendment, and the vote of such shares was:

	Number of	Number of	Number of Votes	Number of Undisputed
Voting	Outstanding	Votes Entitled	Represented at	Shares
Group	Shares	to be Cast	the Meeting	For Amendment

Common Stock

7.

All other provisions of the Articles of Incorporation shall remain in full force and effect.

8.

Unless a delayed date is specified, the effective date of these Articles of Amendment shall be the date of acceptance for filing by the Secretary of State of South Carolina (see Section 33-1-230(b) of 1976 South Carolina Code of Laws, as amended).

Appendix B

TARP Capital Purchase Program
(Non-Public QFIs, excluding S Corps and Mutual Organizations)
Preferred Securities

Summary of Preferred Terms

Issuer:
Qualifying Financial Institution (“QFI”) means any (i) top-tier Bank Holding Company (“BHC”), or top-tier Savings and Loan Holding Company (“SLHC”) that engages solely or predominately in activities permissible for financial holding companies under relevant law, that in either case is not publicly traded, (ii) U.S. bank or U.S. savings association organized in a stock form that are neither publicly traded nor controlled by a BHC or SLHC, or (iii) U.S. bank or U.S. savings association that is not publicly traded and is controlled by a SLHC that is not publicly traded and does not engage solely or predominately in activities that are permitted for financial holding companies under relevant law, other than S Corporations and Mutual Depository Institutions. The term QFI shall not mean any institution that is controlled by a foreign bank or company. For purposes of this program, “U.S. bank”, “U.S. savings association”, “BHC” and “SLHC” means a bank, savings association, BHC or SLHC organized under the laws of the United States or any State of the United States, the District of Columbia, any territory or possession of the United States, Puerto Rico, Northern Mariana Islands, Guam, American Samoa, or the Virgin Islands. The United States Department of the Treasury will determine the eligibility and allocation for QFIs after consultation with the appropriate Federal banking agency.

“S Corporation” means any U.S. bank, U.S. savings association, BHC or SLHC organized as a corporation that has made a valid election to be taxed under Subchapter S of the U.S. Internal Revenue Code.

“Mutual Depository Institution” means any U.S. bank, U.S. savings association, BHC or SLHC organized in a mutual form.

Initial Holder:	United States Department of the Treasury (the “UST”).

____________________
1 For the purposes of this term sheet “publicly traded” means a company (1) whose securities are traded on a national securities exchange and (2) required to file, under the federal securities laws, periodic reports such as the annual (Form 10-K) and quarterly (Form 10-Q) reports with either the Securities and Exchange Commission or its primary federal bank regulator. A company may be required to do so by virtue of having securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which applies to all companies that are traded on an exchange or that have $10 million in assets and 500 shareholders of record or Section 15(d) of the Exchange Act which requires companies that have filed a registration statement under the Securities Act of 1933, as amended, and have 300 or more securityholders of record of the registered class to file reports required under Section 13 of the Exchange Act, e.g., periodic reports.

Size:	QFIs may sell preferred to the UST subject to the limits and terms described below.

Each QFI may issue an amount of Preferred equal to not less than 1% of its risk-weighted assets and not more than the lesser of (i) $25 billion and (ii) 3% of its risk-weighted assets.

Security:
Preferred, liquidation preference $1,000 per share. (Depending upon the QFI’s available authorized preferred shares, the UST may agree to purchase Preferred with a higher liquidation preference per share, in which case the UST may require the QFI to appoint a depositary to hold the Preferred and issue depositary receipts.)

Ranking:	Senior to common stock and pari passu with existing preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.

Regulatory
Capital Status:	Tier 1.

Term:	Perpetual life.

Dividend:
The Preferred will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. For Preferred issued by banks which are not subsidiaries of holding companies, the Preferred will pay non-cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. Dividends will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Redemption:
Preferred may not be redeemed for a period of three years from the date of this investment, except with the proceeds from a Qualified Equity Offering (as defined below), which results in aggregate gross proceeds to the QFI of not less than 25% of the issue price of the Preferred. After the third anniversary of the date of this investment, the Preferred may be redeemed, in whole or in part, at any time and from time to time, at the option of the QFI. All redemptions of the Preferred shall be at 100% of its issue price, plus (i) in the case of cumulative Preferred, any accrued and unpaid dividends and (ii) in the case of non-cumulative Preferred, accrued and unpaid dividends for the then current dividend period (regardless of whether any dividends are actually declared for such dividend period). All redemptions shall be subject to the approval of the QFI’s primary federal bank regulator.

“Qualified Equity Offering” shall mean the sale by the QFI after the date of this investment of Tier 1 qualifying perpetual preferred stock or common stock for cash (other than any sales made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to November 17, 2008).

Restrictions
on Dividends:
Subject to certain exceptions, for as long as any Preferred is outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Preferred, or common shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Preferred), nor may the QFI repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Preferred or common shares, unless (i) in the case of cumulative Preferred all accrued and unpaid dividends for all past dividend periods on the Preferred are fully paid or (ii) in the case of non-cumulative Preferred the full dividend for the latest completed dividend period has been declared and paid in full.

Commondividends:
The UST’s consent shall be required for any increase in common dividends per share until the third anniversary of the date of this investment. After the third anniversary and prior to the tenth anniversary, the UST’s consent shall be required for any increase in aggregate common dividends per share greater than 3% per annum; provided that no increase in common dividends may be made as a result of any dividend paid in common shares, any stock split or similar transaction. The restrictions in this paragraph no longer apply if the Preferred and Warrant Preferred are redeemed in whole or the UST has transferred all of the Preferred and Warrant Preferred to third parties.

Repurchases:
The UST’s consent shall be required for any repurchases of equity securities or trust preferred securities (other than (i) repurchases of the Preferred and (ii) repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the tenth anniversary of the date of this investment unless prior to such tenth anniversary the Preferred and the Warrant Preferred are redeemed in whole or the UST has transferred all of the Preferred and the Warrant Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Preferred, or common shares if prohibited as described above under “Restrictions on Dividends”.

Other Dividend and
Repurchase
Restrictions:
From and after the tenth anniversary of the date of this investment, the QFI shall be prohibited from paying common dividends or repurchasing any equity securities or trust preferred securities until all equity securities held by the UST are redeemed in whole or the UST has transferred all of such equity securities to third parties.

Voting rights:
The Preferred shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Preferred, (ii) any amendment to the rights of Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Preferred.

If dividends on the Preferred are not paid in full for six dividend periods, whether or not consecutive, the Preferred will have the right to elect 2 directors. The right to elect directors will end when full dividends have been paid for (i) all prior dividend periods in the case of cumulative Preferred or (ii) four consecutive dividend periods in the case of noncumulative Preferred.

Transferability:
The Preferred will not be subject to any contractual restrictions on transfer or the restrictions of any stockholders’ agreement or similar arrangement that may be in effect among the QFI and its stockholders at the time of the Preferred investment or thereafter; provided that the UST and its transferees shall not effect any transfer of the Preferred which would require the QFI to become subject to the periodic reporting requirements of Section 13 or 15(d) of the Exchange Act. If the QFI otherwise becomes subject to such reporting requirements, the QFI will file a shelf registration statement covering the Preferred as promptly as practicable and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. In addition, the UST and its transferees shall have piggyback registration rights for the Preferred. Subject to the above, the QFI shall take all steps as may be reasonably requested to facilitate the transfer of the Preferred.

Executive
Compensation:
As a condition to the closing of this investment, the QFI and its senior executive officers covered by the EESA shall modify or terminate all benefit plans, arrangements and agreements (including golden parachute agreements) to the extent necessary to be in compliance with, and following the closing and for so long as UST holds any equity or debt securities of the QFI, the QFI shall agree to be bound by, the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection. As an additional condition to closing, the QFI and its senior executive officers covered by the EESA shall grant to the UST a waiver releasing the UST from any claims that the QFI and such senior executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefits plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection.

Related Party
Transactions:
For as long as the UST holds any equity securities of the QFI, the QFI and its subsidiaries will not enter into transactions with related persons (within the meaning of Item 404 under the SEC’s Regulation S-K) unless (i) such transactions are on terms no less favorable to the QFI and its subsidiaries than could be obtained from an unaffiliated third party, and (ii) have been approved by the audit committee or comparable body of independent directors of the QFI.

Summary of Warrant Terms

Warrant:
The UST will receive warrants to purchase, upon net settlement, a number of net shares of preferred stock of the QFI (the “Warrant Preferred”) having an aggregate liquidation preference equal to 5% of the Preferred amount on the date of investment. The initial exercise price for the warrants shall be $0.01 per share or such greater amount as the charter may require as the par value per share of Warrant Preferred. The UST intends to immediately exercise the warrants.

Term:	10 years

Exercisability:	Immediately exercisable, in whole or in part.

Warrant Preferred:
The Warrant Preferred shall have the same rights, preferences, privileges, voting rights and other terms as the Preferred, except that (1) the Warrant Preferred will pay dividends at a rate of 9% per annum and (2) the Warrant Preferred may not be redeemed until all the Preferred has been redeemed.

Transferability:
The warrants will not be subject to any contractual restrictions on transfer or the restrictions of any stockholders’ agreement or similar arrangement that may be in effect among the QFI and its stockholders at the time of this investment or thereafter; provided that the UST shall not effect any transfer of the warrants or underlying Warrant Preferred which would require the QFI to become subject to the periodic reporting requirements of Section 13 or 15(d) of the Exchange Act.

If the QFI otherwise becomes subject to the periodic reporting requirements of Section 13 or 15(d) of the Exchange Act, the QFI will file a shelf registration statement covering the warrants and the Warrant Preferred underlying the warrants as promptly as practicable and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. In addition, the UST and its transferees shall have piggyback registration rights for the warrants and the Warrant Preferred underlying the warrants. Subject to the above, the QFI shall take all steps as may be reasonably requested to facilitate the transfer of the warrants or the Warrant Preferred.

FIRST RELIANCE BANCSHARES, INC.
REVOCABLE PROXY
SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON __________, _____________, 2009

The undersigned hereby appoints Leonard A. Hoogenboom or F. R. Saunders, Jr., as proxies, each with the power to appoint his substitute, and hereby authorizes them or either of them to represent and to vote, as designated below, all of the common stock of First Reliance Bancshares, Inc. (the “Company”), which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders (the “Special Meeting”) to be held on ____________, 2009 at the First Reliance Bank – Learning Center, 2148 West Palmetto Street in Florence, South Carolina, and at any adjournments thereof, upon the proposals described in the accompanying Notice of the Special Meeting and the Proxy Statement relating to the Special Meeting, receipt of which are hereby acknowledged.

The Proxies will vote, as directed on this proxy, on the proposals set forth in the notice of the special meeting and proxy statement. The Proxies are authorized to vote at their discretion as to any other business which may come properly before the special meeting. If a vote is not specified, the Proxies will vote for approval of the proposals.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1 AND FOR PROPOSAL 2.

PROPOSAL 1:
To amend the Articles of Incorporation to approve a proposed amendment to First Reliance Bancshares’s Articles of Incorporation authorizing a class of ten million (10,000,000) shares of preferred stock, no par value, as set forth in Appendix A to the Proxy Statement.

_____	FOR the proposed	_____	AGAINST the proposed	_____	ABSTAIN
	amendment to the		amendment to the
	Articles of Incorporation		Articles of Incorporation

PROPOSAL 2:
To authorize management of First Reliance Bancshares to adjourn the Special Meeting to another time and date if such action is necessary to solicit additional proxies or attendance at the Special Meeting.

_____	FOR authority to adjourn	_____	AGAINST authority to	_____	ABSTAIN
	the Special Meeting		adjourn the Special Meeting

This proxy, when properly executed, will be voted as directed, but if no direction to the contrary is indicated, it will be voted FOR Proposals 1 and 2. Discretionary authority is hereby conferred as to all other matters as to which management does not have reasonable notice prior to the meeting and that properly come before the meeting.

Signature(s) of Shareholder(s)

[INSERT LABEL INFORMATION HERE]
Name(s) of Shareholders(s)

	Date:	, 200_
(Be sure to date your Proxy)

Please mark, sign and date this Proxy, and return it in the enclosed pre-addressed envelope. No postage is necessary. If stock is held in the name of more than one person, all persons must sign. Signatures should correspond exactly with the name or names appearing on the stock certificate(s). When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

(Please check the applicable box)

I WILL ☐ WILL NOT ☐ BE ATTENDING THE SPEICAL MEETING OF SHAREHOLDERS.

PLEASE RETURN PROXY AS SOON AS POSSIBLE